Exhibit 5.1

March 22, 2016

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), in connection with the registration by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the selling unitholders (the “Selling Unitholders”) of up to 14,593,606 common units representing limited liability interests in the Company (the “Common Units”). We have participated in the preparation of that certain Post-Effective Amendment No. 2 (the “Amendment”) to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the SEC on the date hereof.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	a Registration Rights Agreement, dated May 21, 2015, between the Company and each of Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P., and NGP Energy Capital Management, L.L.C., relating to the offering and sale of the Common Units by certain of the Selling Unitholders (the “NGP Registration Rights Agreement”);

(ii)	an Amended and Restated Restated Registration Rights Agreement, dated May 21, 2015, between the Company and each of Lime Rock Management LP, Lime Rock Resources A, L.P., Lime Rock Resources B, L.P., Lime Rock Resources C, L.P., Lime Rock Resources II-A, L.P., and Lime Rock Resources II-C, L.P., relating to the offering and sale of the Common Units by certain of the Selling Unitholders (the “Lime Rock Registration Rights Agreement,” and, together with the NGP Registration Rights Agreement, the “Registration Rights Agreements”);

(iii)	the Amendment;

(iv)	the Registration Statement;

(v)	the Certificate of Formation of the Company, dated as of October 13, 2006;

(vi)	the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 15, 2014 (the “LLC Agreement”);

(vii)	certain resolutions adopted by the Company’s board of directors approving and authorizing, among other things, the Registration Rights Agreements and other matters relating to the sale of the Common Units; and

(viii)	such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

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In making our examination, we have assumed and not verified that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Rights Agreements have been duly authorized and validly executed and delivered by the Selling Unitholders, as applicable, and constitute legal, valid and binding obligations of the Selling Unitholders, as applicable, and that the Selling Unitholders have the requisite organizational and legal power and authority to perform their obligations under the Registration Rights Agreements, as applicable; (v) each natural person signing any document reviewed by us had the legal capacity to do so; (vi) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity; (vii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws and (viii) the Common Units will be sold and issued in compliance with applicable federal and state securities laws and in the manner stated in the Amendment.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Common Units proposed to be sold by the Selling Unitholders are validly issued, fully paid (to the extent required under the LLC Agreement) and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended (the “Delaware Act”)).

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

This opinion is for your benefit in connection with the Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Delaware Act.

We hereby consent to the filing by you of this opinion as an exhibit to the Amendment, and we further consent to the use of our name under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Amendment.

Very truly yours,

/s/ Paul Hastings LLP